SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2

(Amendment No. ___)*

Ceres, Inc.

(Name of Issuer)

Common Stock, $0.01 par value per share

(Title of Class of Securities)

156773103

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐            Rule 13d-1(b)
☐            Rule 13d-1(c)
☒           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 156773103	Schedule 13G	Page 2 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE PARTNERS II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 3 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 4 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE PARTNERS (GS-ADJUNCT) II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 5 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 6 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OBP MANAGEMENT II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 7 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 8 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 9 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OBP MANAGEMENT (BERMUDA) II LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 156773103	Schedule 13G	Page 10 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): OXFORD BIOSCIENCE MANAGEMENT PARTNERS II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 156773103	Schedule 13G	Page 11 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): ALAN G. WALTON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 156773103	Schedule 13G	Page 12 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): CORNELIUS T. RYAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 156773103	Schedule 13G	Page 13 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): JONATHAN J. FLEMING
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 0 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 0 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,845,190 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.4%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 156773103	Schedule 13G	Page 14 of 26 Pages

1	NAME OF REPORTING PERSON: I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): EDMUND M. OLIVIER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF	5	SOLE VOTING POWER 25,896 shares
SHARES BENEFICIALLY OWNED BY	6	SHARED VOTING POWER 1,845,190 shares
EACH REPORTING PERSON	7	SOLE DISPOSITIVE POWER 25,896 shares
WITH	8	SHARED DISPOSITIVE POWER 1,845,190 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,871,086 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.5%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 156773103	Schedule 13G	Page 15 of 26 Pages

Item 1(a).        Name of Issuer:

Ceres, Inc. a Delaware corporation (the “Issuer”)

Item 1(b).        Address of Issuer's Principal Executive Offices:

1535 Rancho Conejo Boulevard
Thousand Oaks, CA 91320

Item 2(a).        Name of Person Filing

This Statement on Schedule 13G is being filed on behalf of: (i) Oxford Bioscience Partners II L.P. (“OBP II”), a Delaware limited partnership; (ii) Oxford Bioscience Partners (Adjunct) II L.P. (“OBP Adjunct II”), a Delaware limited partnership; (iii) Oxford Bioscience Partners (GS-Adjunct) II L.P. (“OBP GS-Adjunct II”), a Delaware limited partnership; (iv) Oxford Bioscience Partners II (Annex) L.P. (“OBP Annex II”), a Delaware limited partnership; (v) Oxford Bioscience Partners (Bermuda) II Limited Partnership (“OBP Bermuda II”), a Bermuda limited partnership; (vi) OBP Management (Bermuda) II Limited Partnership (“OBP Management Bermuda II”), a Bermuda limited partnership, the general partner of OBP Bermuda II; (vii) OBP Management (Bermuda) II Ltd. (“OBP Bermuda II Ltd.”), the corporate general partner of OBP Management Bermuda II; (viii) OBP Management II L.P. (“OBP Management II”), a Delaware limited partnership, the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II; (ix) Oxford Bioscience Management Partners II (“OBP Management Partners”), a Delaware general partnership; (x) Alan G. Walton (“Walton”), a general partner of OBP Management II, OBP Management Bermuda II and OBP Management Partners; (xi) Cornelius T. Ryan (“Ryan”), a general partner of OBP Management II, OBP Management Bermuda II and OBP Management Partners; (xii)  Jonathan J. Fleming (“Fleming”), a general partner of OBP Management II, OBP Management Bermuda II and OBP Management Partners; and (xiii) Edmund M. Olivier (“Olivier”), a general partner of OBP Management II, OBP Management Bermuda II and OBP Management Partners.   Collectively, all of the above listed entities and persons are referred to as the “Reporting Persons.”

Item 2(b).        Address of Principal Business Office or, if None, Residence:

The address for all Reporting Persons with the exception of Olivier is 222 Berkeley Street, Boston, MA 02116. Olivier’s address is 650 Town Center Drive, Costa Mesa, CA 92626.

Item 2(c).        Citizenship:

Each of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II and OBP Management II is a limited partnership organized under the laws of the State of Delaware.  Each of OBP Bermuda II and OBP Management Bermuda II is a Bermuda limited partnership.  OBP Bermuda II Ltd. is a Bermuda company.  OBP Management Partners is a general partnership organized under the laws of the State of Delaware.  Each of Walton, Ryan, Fleming and Olivier is a United States citizen.

Item 2(d).        Title of Class of Securities:

Common Stock

CUSIP No. 156773103	Schedule 13G	Page 16 of 26 Pages

Item 2(e).        CUSIP Number:

156773103

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.             Ownership

(a)  Amount Beneficially Owned:  As of December 31, 2012, each of the following is the owner of record of the number of shares, or options to purchase the number of shares of Common Stock set forth next to his, her or its name:

OBP II:	776,515 Shares
OBP Adjunct II:	162,406 Shares
OBP GS-Adjunct II:	103,229 Shares
OBP Annex II:	0 Shares
OBP Management II:	0 Shares
OBP Bermuda II:	581,930 Shares
OBP Management Bermuda II:	0 Shares
OBP Bermuda II Ltd.:	0 Shares
OBP Management Partners:	221,110 Shares
Mr. Walton:	0 shares
Mr. Ryan:	0 shares
Mr. Fleming:	0 Shares
Mr. Olivier:	25,896 Shares

By virtue of their relationship as affiliated partnerships, whose general partners share individual general partners, and in the case of OBP Management Partners, whose general partners are the same as such individual general partners, OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II, OBP Bermuda II and OBP Management may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each partnership owns of record.  OBP Management II (as the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II) and OBP Management Bermuda II (as the general partner of OBP Bermuda II) may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II, OBP Bermuda II and OBP Management Partners.  OBP Bermuda II Ltd., as the corporate general partner of OBP Management Bermuda II, may also be deemed to own beneficially the shares of OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Annex II, OBP Bermuda II and OBP Management Partners.  Walton, Ryan, Fleming and Olivier are general partners of both OBP Management II, the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II, and OBP Management Bermuda II, the general partner of OBP Bermuda II and are the general partners of OBP Management Partners.  Therefore, each of Walton, Ryan, Fleming and Olivier, general partners of OBP Management II, OBP Management, Bermuda II and OBP Management Partners may be deemed to own beneficially the shares held by OBP II, OBP Adjunct II, OBP GS-Adjunct II, OBP Bermuda II, OBP Annex II and OBP Management Partners.

(b)	Percent of Class:

See line 11 of the cover sheets.

CUSIP No. 156773103	Schedule 13G	Page 17 of 26 Pages

The foregoing percentages are calculated based on the 24,801,986 shares of Common Stock reported to be outstanding as of January 10, 2013 in the Quarterly Report on Form 10-Q of Ceres, Inc. for the quarter ended November 30, 2012 (the “Reported Shares”).

(c) Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

See line 5 of the cover sheets.

(ii)	shared power to vote or to direct the vote:

See line 6 of the cover sheets.

(iii)	sole power to dispose or to direct the disposition of:

See line 7 of the cover sheets.

(iv)	shared power to dispose or to direct the disposition of:

See line 8 of the cover sheets.

Each of the Reporting Persons expressly disclaims beneficial ownership of any shares of Common Stock of Ceres, Inc., except for the shares, if any, such Reporting Person holds of record.

Item 5.             Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.             Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

Not applicable.

Item 8.             Identification and Classification of Members of the Group

Not applicable.

Item 9.             Notice of Dissolution of Group

Not applicable.

Item 10.           Certification

Not applicable.

CUSIP No. 156773103	Schedule 13G	Page 18 of 26 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.  We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.

Dated:    February 14, 2013

OXFORD BIOSCIENCE PARTNERS II L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS
(ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS
(GS - ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
 Jonathan J. Fleming
                General Partner

CUSIP No. 156773103	Schedule 13G	Page 19 of 26 Pages

OBP MANAGEMENT II L.P.

By:                                       *
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS
(BERMUDA) II LIMITED PARTNERSHIP

By: OBP Management (Bermuda) II Limited
  Partnership, its general partner

By:                                       *
         Jonathan J. Fleming
                General Partner

OBP MANAGEMENT (BERMUDA) II
   LIMITED PARTNERSHIP

By:                                       *
 Jonathan J. Fleming
 General Partner

OBP MANAGEMENT (BERMUDA) II LTD.

By:                                       *
Jonathan J. Fleming

OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

By:                                       *
        Jonathan J. Fleming
 General Partner

CUSIP No. 156773103	Schedule 13G	Page 20 of 26 Pages

                                                     *
Alan G. Walton

                                                     *
Cornelius T. Ryan

                                                     *
Jonathan J. Fleming

                                                     *
Edmund M. Olivier

*By:   /s/ Raymond Charest
Raymond Charest as Attorney-in-Fact

This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as Exhibit 2.

CUSIP No. 156773103	Schedule 13G	Page 21 of 26 Pages

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Ceres, Inc.

Dated: February 14, 2013

OXFORD BIOSCIENCE PARTNERS II L.P.

By:  OBP Management II L.P., its general partner

By:                                               *
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS
(ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:                                               *
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS
(GS - ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.

By:  OBP Management II L.P., its general partner

By:                                       *
Jonathan J. Fleming
General Partner

CUSIP No. 156773103	Schedule 13G	Page 22 of 26 Pages

OBP MANAGEMENT II L.P.

By:                                       *
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS
(BERMUDA) II LIMITED PARTNERSHIP

By:   OBP Management (Bermuda) II Limited
    Partnership, its general partner

By:                                       *
 Jonathan J. Fleming
 General Partner

OBP MANAGEMENT (BERMUDA) II
LIMITED PARTNERSHIP

By:                                       *
 Jonathan J. Fleming
 General Partner

OBP MANAGEMENT (BERMUDA) II LTD.

By:                                       *
 Jonathan J. Fleming

OXFORD BIOSCIENCE MANAGEMENT PARTNERS II

By:                                       *
        Jonathan J. Fleming
 General Partner

CUSIP No. 156773103	Schedule 13G	Page 23 of 26 Pages

                                                    *
Alan G. Walton

                                                    *
Cornelius T. Ryan

                                                    *
Jonathan J. Fleming

                                                    *
Edmund M. Olivier

*By:   /s/ Raymond Charest
Raymond Charest as Attorney-in-Fact

This Schedule 13G was executed by Raymond Charest pursuant to the Power of Attorney attached hereto as Exhibit 2.

CUSIP No. 156773103	Schedule 13G	Page 24 of 26 Pages

EXHIBIT 2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Financial Industry Regulatory Authority, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 28th day of January, 2009.

/s/ Jonathan J. Fleming
Jonathan J. Fleming

/s/ Alan G. Walton
Alan G. Walton

CUSIP No. 156773103	Schedule 13G	Page 25 of 26 Pages

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners II L.P., Oxford Bioscience Partners (Adjunct) II L.P., Oxford Bioscience Partners (GS-Adjunct) II L.P., Oxford Bioscience Partners II (Annex) L.P., OBP Management II L.P.,  Oxford Bioscience Partners (Bermuda) II Limited Partnership, OBP Management (Bermuda) II Limited Partnership and OBP Management (Bermuda) II Ltd. pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11th day of February, 2008.

OXFORD BIOSCIENCE PARTNERS II L.P.

By:  OBP Management II L.P., its general partner

By:   /s/ Jonathan J. Fleming
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS
   (ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:   /s/ Jonathan J. Fleming
 Jonathan J. Fleming
 General Partner

OXFORD BIOSCIENCE PARTNERS
   (GS - ADJUNCT) II L.P.

By:  OBP Management II L.P., its general partner

By:   /s/ Jonathan J. Fleming
 Jonathan J. Fleming
 General Partner

CUSIP No. 156773103	Schedule 13G	Page 26 of 26 Pages

OXFORD BIOSCIENCE PARTNERS
   II (ANNEX) L.P.

By:  OBP Management II L.P., its general partner

By:   /s/ Jonathan J. Fleming
 Jonathan J. Fleming
 General Partner

OBP MANAGEMENT II L.P.

By:  /s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OXFORD BIOSCIENCE PARTNERS
   (BERMUDA) II LIMITED PARTNERSHIP

By:   OBP Management (Bermuda) II Limited
    Partnership, its general partner

 By: /s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT (BERMUDA) II
   LIMITED PARTNERSHIP

By: /s/ Jonathan J. Fleming
Jonathan J. Fleming
General Partner

OBP MANAGEMENT (BERMUDA) II LTD.

By:  /s/ Jonathan J. Fleming
Jonathan J. Fleming

/s/ Jonathan J. Fleming
Jonathan J. Fleming

/s/ Edmund M. Olivier
Edmund M. Olivier

/s/ Cornelius T. Ryan
Cornelius T. Ryan

/s/ Alan G. Walton
Alan G. Walton